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                                  EXHIBIT 10.13

                         EXECUTIVE EMPLOYMENT AGREEMENT
                             AS AMENDED AND RESTATED

        The EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") made as of the 16th day of September, 1999, between CIRCOR, Inc., a Massachusetts corporation (the "Company"), and David A. Bloss, Sr. ("Executive") is hereby amended and restated in its entirety this 23rd day of October, 2002 as follows:

        WHEREAS, pursuant to the Agreement, Executive serves as the President andmember of the Board of Directors of the Company and the Chairman of the Board,Chief Executive Officer and President of CIRCOR International, Inc., a Delaware corporation of which the Company is a wholly-owned subsidiary (the "Parent");and

        WHEREAS, the Company, Parent and Executive desire to amend and restate the Agreement in its entirety.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment. The term of this Agreement shall extend from September 16, 2002 (the "Commencement Date") until the third anniversary of the Commencement Date; provided, however, that the term of this Agreement shall automatically be extended for one additional year on the third anniversary of the Commencement Date and each anniversary thereafter unless, not less than 90 days prior to each such date, either party shall have given notice to the other that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or extended term of this Agreement, the term of this Agreement shall continue in effect for a period of not less than eighteen (18) months beyond the month in which the Change in Control occurred. The term of this Agreement shall be subject to termination as provided in Paragraph 6 and may be referred to herein as the "Period of Employment."

2. Position and Duties. During the Period of Employment, Executive shall serve as the President and member of the Board of Directors of the Company and the Chairman of the Board, Chief Executive Officer and President of Parent and shall have supervision and control over and responsibility for the day-to-day business and affairs of those functions and operations of the Company and the Parent and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Parent (the "Board"), provided that such duties are consistent with Executive's position or other positions that he may hold from time to time. Executive shall devote his full working time and efforts to the business and affairs of the Company and the Parent. Notwithstanding the foregoing, Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not

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materially interfere with Executive's performance of his duties to the Company and the Parent as provided in this Agreement.

3.      Compensation and Related Matters.

        (a) Base Salary and Incentive Compensation. Executive's annual base salary shall be $500,000, beginning January 1, 2003. Executive's base salary shall be redetermined from time to time by the Board or a Committee thereof. The base salary in effect at any given time is referred to herein as "Base Salary." The Base Salary shall be payable in substantially equal bi-weekly installments. In addition to Base Salary, Executive shall be eligible to receive cash incentive compensation as determined by the Board or a Committee thereof from time to time, and shall also be eligible to participate in such incentive compensation plans as the Board or a Committee thereof shall determine from time to time for employees of the same status within the hierarchy of the Company.

        (b) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder during the Period of Employment, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

        (c) Other Benefits. During the Period of Employment, Executive shall be entitled to continue to participate in or receive benefits under all of the Company's Employee Benefit Plans in effect on the date hereof, or under plans or arrangements that provide Executive with benefits at least substantially equivalent to those provided under such Employee Benefit Plans. As used herein, the term "Employee Benefit Plans" includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company. To the extent that the scope or nature of benefits described in this section is determined under the policies of the Company based in whole or in part on the seniority or tenure of an employee's service, Executive shall be deemed to have a tenure with the Company equal to the actual time of Executive's service with the Company plus the actual service by Executive to the Previous Employer. During the Period of Employment, Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to Executive under a plan or arrangement referred to in this Subparagraph 3(c) in respect of any calendar year during which Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

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        (d)     Vacations. Executive shall be entitled to twenty (20) paid vacation days in each calendar year, which shall be accrued ratably during the calendar year. Executive shall also be entitled to all paid holidays given by the Company to its executives. To the extent that the scope or nature of benefits described in this section are determined under the policies of the Company based in whole or in part on the seniority or tenure of an employee's service, Executive shall be deemed to have a tenure with the Company equal to the actual time of Executive's service with Company plus the actual service by Executive to the Previous Employer.

        (e) Club Membership. The Company shall pay the initiation fees and annual dues associated with a country club membership of Executive's choice.

        (f) Tax Planning. The Company shall provide Executive with tax preparation and planning services.

4.      Unauthorized Disclosure.

        (a) Confidential Information. Executive acknowledges that in the course of his employment with the Company (and, if applicable, its predecessors), he has been allowed to become, and will continue to be allowed to become, acquainted with the Company's and the Parent's business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company's, the Parent's and their affiliates' and predecessors' operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the "Confidential Information") concerning the Company's, the Parent's and their affiliates' and predecessors' business. The Company agrees to provide on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid Executive in the performance of his duties. Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company or the Parent except to the extent that (i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company and the Parent, (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company or the Parent, as appropriate, of such event, shall cooperate with the Company or the Parent, as appropriate, in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order;
(iii) such Confidential Information becomes generally known to and available for use in the Company's industry (the "Fluid-Control Industry"), other than as a result of any action or inaction by Executive; or (iv) such information has been rightfully received by a member of the Fluid-Control Industry or has been published in a form generally available to the Fluid-Control Industry prior to the date Executive proposes to disclose or use such information. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company or the Parent. At such time as Executive shall cease to be employed by the Company, he will immediately turn over to the Company or the Parent, as appropriate, all Confidential

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Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with the Company.

        (b) Heirs, successors, and legal representatives. The foregoing provisions of this Paragraph 4 shall be binding upon Executive's heirs, successors, and legal representatives. The provisions of this Paragraph 4 shall survive the termination of this Agreement for any reason.

5. Covenant Not to Compete. In consideration for Executive's employment by the Company under the terms provided in this Agreement and as a means to aid in the performance and enforcement of the terms of the provisions of Paragraph 4, Executive agrees that

        (a) during the term of Executive's employment with the Company and for a period of twenty-four (24) months thereafter, regardless of the reason for termination of employment, Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is engaged in a business that is competitive with any of the Company's or the Parent's products which are produced by the Company or the Parent or any affiliate of either entity as of the date of Executive's termination of employment with the Company, in any area or territory in which the Company or the Parent or any affiliate of either entity conducts operations; provided, however, that the foregoing shall not prohibit Executive from owning up to one percent (1%) of the outstanding stock of a publicly held company engaged in the Fluid-Control Industry; and

        (b) during the term of Executive's employment with the Company and for a period of twenty-four (24) months thereafter, regardless of the reason for termination of employment, Executive will not directly or indirectly solicit or induce any present or future employee of the Company or the Parent or any affiliate of either entity to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated, and Executive will not employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to employ any present or future employee of the Company or the Parent without providing the Company or the Parent, as appropriate, with ten (10) days' prior written notice of such proposed employment.

        Should Executive violate any of the provisions of this Paragraph, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation.

6. Termination. Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

        (a) Death. Executive's employment hereunder shall terminate upon his death.

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        (b)     Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Executive's employment hereunder.

        (c) Termination by Company For Cause. At any time during the Period of Employment, the Company or Parent may terminate Executive's employment hereunder for Cause if such termination is approved by not less than a majority of the Board at a meeting of the Board called and held for such purpose. For purposes of this Agreement, "Cause" shall mean: (A) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (B) criminal or civil conviction of Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction of a felony involving moral turpitude; (C) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive's physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; (D) a breach by Executive of any of the provisions contained in Paragraphs 4 and 5 of this Agreement; or (E) a violation by Executive of the Company's employment policies which has continued following written notice of such violation from the Board.

        (d) Termination Without Cause. At any time during the Period of Employment, the Company or Parent may terminate Executive's employment hereunder without Cause if such termination is approved by a majority of the Board at a meeting of the Board called and held for such purpose. Any termination by the Company or Parent of Executive's employment under this Agreement which does not constitute a termination for Cause under Subparagraph 6(c) or result from the death or disability of the Executive under Subparagraph 6(a) or (b) shall be deemed a termination without Cause. If the Company or Parent provides notice to Executive under Paragraph 1 that it does not wish to extend the Period of Employment, such action shall be deemed a termination without Cause.

        (e) Termination by Executive. At any time during the Period of Employment, Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. If Executive provides notice to the Company under Paragraph 1 that he does not wish to extend the Period of Employment, such action shall be deemed a voluntary termination by Executive and one without Good Reason. For purposes of this Agreement, "Good Reason" shall mean that Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events: (A) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive's responsibilities, authorities, powers, functions or duties; (B) any removal, during the Period of Employment, from Executive of his titles of Chief Executive Officer and President of the Parent; (C) an involuntary reduction in Executive's Base Salary except for across-the-board reductions similarly affecting all or substantially all management employees; (D) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to

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cure such breach within thirty (30) days after written notice thereof by
Executive; (E) the involuntary relocation of the Company's offices at which Executive is principally employed or the involuntary relocation of the offices of Executive's primary workgroup to a location more than thirty (30) miles from such offices, or the requirement by the Company that Executive be based anywhere other than the Company's offices at such location on an extended basis, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations; or (F) a reduction in Executive's annual incentive compensation opportunity below the annual incentive compensation opportunity most recently in effect for Executive prior to the Change in Control as determined by the Board or a Committee thereof. "Good Reason Process" shall mean that (i) Executive reasonably determines in good faith that a "Good Reason" event has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason event; (iii) Executive cooperates in good faith with the Company's efforts, for a period not less than ninety (90) days following such notice, to modify Executive's employment situation in a manner acceptable to Executive and Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive. If the Company cures the Good Reason event in a manner acceptable to Executive during the ninety (90) day period, Good Reason shall be deemed not to have occurred.

        (f) Notice of Termination. Except for termination as specified in Subparagraph 6(a), any termination of Executive's employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

        (g) Date of Termination. "Date of Termination" shall mean: (A) if Executive's employment is terminated by his death, the date of his death; (B) if Executive's employment is terminated on account of disability under Subparagraph 6(b) or by the Company for Cause under Subparagraph 6(c), the date on which Notice of Termination is given; (C) if Executive's employment is terminated by the Company under Subparagraph 6(d), sixty (60) days after the date on which a Notice of Termination is given; and (D) if Executive's employment is terminated by Executive under Subparagraph 6(e), thirty (30) days after the date on which a Notice of Termination is given.

7.   Compensation Upon Termination or During Disability.

        (a) If Executive's employment terminates by reason of his death, the Company shall, within ninety (90) days of death, pay in a lump sum amount to such person as Executive shall designate in a notice filed with the Company or, if no such person is designated, to Executive's estate, Executive's accrued and unpaid Base Salary to the date of his death, plus his accrued and unpaid incentive compensation, if any, under Subparagraph 3(a). Upon the death of Executive, all unvested stock options shall immediately vest in Executive's estate or other legal representatives and become exercisable, and Executive's estate or other legal representatives shall have 360 days from the Date of Termination or the remaining option term, if earlier, to exercise all stock options granted to Executive. All other stock-based grants and awards held by Executive shall vest or be canceled upon the death of Executive in accordance with their terms.

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For a period of one (1) year following the Date of Termination, the Company shall pay such health insurance premiums as may be necessary to allow Executive's spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. In addition to the foregoing, any payments to which Executive's spouse, beneficiaries, or estate may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Company's obligations hereunder.

        (b) During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his accrued and unpaid Base Salary and accrued and unpaid incentive compensation, if any, under Subparagraph 3(a), until Executive's employment is terminated due to disability in accordance with Subparagraph 6(b) or until Executive terminates his employment in accordance with Subparagraph 6(e), whichever first occurs. Upon the Date of Termination, all unvested stock options shall immediately vest and become exercisable and Executive shall have 360 days from the Date of Termination or the remaining option term, if earlier, to exercise all stock options granted to Executive. All other stock-based grants and awards held by Executive shall vest or be canceled upon the Date of Termination in accordance with their terms. For a period of one
(1) year following the Date of Termination, the Company shall pay such health insurance premiums as may be necessary to allow Executive and Executive's spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. Upon termination due to death prior to the termination first to occur as specified in the preceding sentence, Subparagraph 7(a) shall apply.

        (c) If Executive's employment is terminated by Executive other than for Good Reason as provided in Subparagraph 6(e), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. In addition, all vested but unexercised stock options held by Executive as of the Date of Termination must be exercised by Executive within three (3) months following the Date of Termination or by the end of the option term, if earlier. All other stock-based grants and awards held by Executive shall vest or be canceled upon the Date of Termination in accordance with their terms.

        (d) If Executive terminates his employment for Good Reason as provided in Subparagraph 6(e) or if Executive's employment is terminated by the Company without Cause as provided in Subparagraph 6(d), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given and his accrued and unpaid incentive compensation, if any, under Subparagraph 3(a). In addition, subject to signing by Executive of a general release of claims in a form and manner satisfactory to the Company,

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                (i)     the Company shall pay Executive an amount equal to two
        (2) times the sum of Executive's Average Base Salary and his Average Incentive Compensation (the "Severance Amount"). The Severance Amount shall be paid out in substantially equal bi-weekly installments over twenty-four (24) months, in arrears. For purposes of this Agreement, "Average Base Salary" shall mean the average of the annual Base Salary received by Executive for each of the three (3) immediately preceding fiscal years or such fewer number of complete fiscal years as Executive may have been employed by the Company or the Previous Employer. For purposes of this Agreement, "Average Incentive Compensation" shall mean the average of the annual incentive compensation under Subparagraph 3(a) received by Executive for the three (3) immediately preceding fiscal years or such fewer number of complete fiscal years as Executive may have been employed by the Company or the Previous Employer. In no event shall "Average Incentive Compensation" include any sign-on bonus, retention bonus or any other special bonus. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Paragraphs 4 and 5 of this Agreement, all payments of the Severance Amount shall immediately cease. Furthermore, in the event Executive terminates his employment for Good Reason as provided in Subparagraph 6(e), he shall be entitled to the Severance Amount only if he provides the Notice of Termination provided for in Subparagraph 6(f) within thirty (30) days after the occurrence of the event or events which constitute such Good Reason as specified in clauses (A), (B), (C), (D) and (E) of Subparagraph 6(e); and

                (ii) upon the Date of Termination, each unvested stock option shall continue to vest in accordance with the vesting schedule set forth in such stock option for an additional twenty-four (24) months following the Date of Termination as if Executive's employment had not ceased. Each such stock option, to the extent exercisable, must be exercised by Executive within 180 days after the last installment of such stock option first becomes exercisable as described herein. In addition, each restricted stock unit held by Executive under the CIRCOR International, Inc. Management Stock Purchase Plan shall continue to vest for an additional twenty-four (24) months following the Date of Termination as if Executive's employment had not ceased, and Executive shall be credited with an additional twenty-four (24) months of Benefit Service under the CIRCOR International, Inc. Supplemental Executive Retirement Plan (the "SERP") as of the Date of Termination; and

                (iii) in addition to any other benefits to which Executive may be entitled in accordance with the Company's then existing severance policies, the Company shall, for a period of one (1) year commencing on the Date of Termination, pay such health insurance premiums as may be necessary to allow Executive and Executive's spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the Date of Termination.

        (e) If Executive's employment is terminated by the Company for Cause as provided in Subparagraph 6(c), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as

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otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. In addition, all stock options held by Executive as of the Date of Termination shall immediately terminate and be of no further force and effect, and all other stock-based grants and awards shall be canceled or terminated in accordance with their terms.

        (f) Nothing contained in the foregoing Subparagraphs 7(a) through 7(e) shall be construed so as to affect Executive's rights or the Company's obligations relating to agreements or benefits which are unrelated to termination of employment.

8. Change in Control Payment. The provisions of this Paragraph 8 set forth certain terms of an agreement reached between Executive and the Company regarding Executive's rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance Executive's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Subparagraph 7(d) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within eighteen (18) months after the occurrence of the first event constituting a Change of Control, provided that such first event occurs during the Period of Employment. These provisions shall terminate and be of no further force or effect beginning eighteen (18) months after the occurrence of a Change of Control.

        (a)     Change in Control.

                (i) If within eighteen (18) months after the occurrence of the first event constituting a Change in Control, Executive's employment is terminated by the Company without Cause as provided in Subparagraph 6(d) or Executive terminates his employment for Good Reason as provided in Subparagraph 6(e), then the Company shall pay Executive a lump sum in cash in an amount equal to three (3) times the sum of (A) Executive's current Base Salary plus (B) Executive's highest annual incentive compensation under Subparagraph 3(a) in the three (3) immediately preceding fiscal years, excluding any sign-on bonus, retention bonus or any other special bonus. Such lump sum cash payment shall be paid to Executive within thirty (30) days following the Date of Termination; and

                (ii) Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, upon a Change in Control, all stock options and other stock-based awards granted to Executive by the Parent shall immediately accelerate and become exercisable or non-forfeitable as of the effective date of such Change in Control. Executive shall also be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted; and

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                (iii)   Executive shall be fully vested in his accrued benefit
        under the SERP as of the Date of Termination and shall be credited with an additional thirty-six (36) months of Benefit Service under the SERP; and

                (iv) The Company shall, for a period of three (3) years commencing on the Date of Termination, pay such health insurance premiums as may be necessary to allow Executive, Executive's spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the Date of Termination.

                (v)     In addition, the Company shall, for a period of three
        (3) years commencing on the Date of Termination, pay or promptly reimburse Executive for expenses incurred for leasing an automobile (the "Leasing Allowance") in an amount equal to the Leasing Allowance that Executive was entitled to receive from the Company in accordance with the Leasing Allowance policies and procedures then in effect prior to the Date of Termination.

        (b)     Gross Up Payment.

                (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Severance Payments"), would be subject to the excise tax imposed by
        Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this subsection, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

                (ii) Subject to the provisions of Subparagraph 8(b)(iii), all determinations required to be made under this Subparagraph 8(b)(ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by KPMG Peat Marwick LLP or any other nationally recognized accounting firm selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which

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        could be obtained from deduction of such state and local taxes. The initial Gross-Up Payment, if any, as determined pursuant to this Subparagraph 8(b)(iii), shall be paid to Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, the Company shall furnish Executive with an opinion of counsel that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"). In the event that the Company exhausts its remedies pursuant to Subparagraph 8(b)(iii) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by Executive in connection with the proceedings described in Subparagraph 8(b)(iii), shall be promptly paid by the Company to or for the benefit of Executive.

                (iii) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, Executive shall:

                        (A) give the Company any information reasonably requested by the Company relating to such claim,

                        (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

                        (C) cooperate with the Company in good faith in order to effectively contest such claim, and

                        (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Subparagraph 8(b)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

                (iv) If, after the receipt by Executive of an amount advanced by the Company pursuant to Subparagraph 8(b)(iii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Subparagraph 8(b)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Subparagraph 8(b)(iii), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

        (c) Definitions. For purposes of this Paragraph 8, the following terms shall have the following meanings:

        "Change in Control" shall mean any of the following:

                (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (other than the Parent, any of its subsidiaries, any member of the Horne Family Group (as defined herein) or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Parent or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Parent representing twenty-five percent (25%) or more of either (A) the combined voting power of the Parent's then outstanding securities having the right to vote in an election of the Parent's Board ("Voting Securities") or (B) the then outstanding shares of Parent's common stock, par value $0.01 per share ("Common Stock") (other than as a result of an acquisition of securities directly from the Parent); or

                (b) persons who, as of the Commencement Date, constitute the Parent's Board (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Parent subsequent to the Commencement Date shall be considered an Incumbent Director if such person's election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

                (c) the stockholders of the Parent shall approve (A) any consolidation or merger of the Parent where the stockholders of the Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate fifty percent (50%) or more of the voting shares of the Parent issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any),
        (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Parent or (C) any plan or proposal for the liquidation or dissolution of the Parent.

        Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Parent which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases the proportionate number of shares beneficially owned by any person to twenty-five percent (25%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities or Common Stock (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Parent) and immediately thereafter beneficially owns twenty-five percent (25%) or more of either (A) the combined voting power of all of the then outstanding
Voting Securities or (B) Common Stock, then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (a).

        "Parent" shall mean not only CIRCOR International, Inc., but also its successors by merger or otherwise.

        "Horne Family Group" shall mean Timothy P. Horne, the George B. Horne Voting Trust, and any other person who or which, together with its affiliates and associates, beneficially owns 15% or more of the outstanding shares of common stock of the Parent on the Commencement Date.

9. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

        if to the Executive:

                  At his home address as shown
                  in the Company's personnel records;

        if to the Company:

                  CIRCOR, Inc.
                  35 Corporate Drive
                  Burlington, MA 01803
                  Attention:  Board of Directors

        if to the Parent:

                  CIRCOR International, Inc.
                  35 Corporate Drive
                  Burlington, MA 01803
                  Attention:  Board of Directors

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws).

11. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. Arbitration; Other Disputes. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 4 or 5 hereof. Furthermore, should a dispute occur concerning Executive's mental or physical capacity as described in Subparagraph 6(b), 6(c) or 7(b), a doctor selected by Executive and a doctor selected by the Company shall be entitled to examine Executive. If the opinion of the Company's doctor and Executive's doctor conflict, the Company's doctor and Executive's doctor shall together agree upon a third doctor, whose opinion shall be binding.

14. Third-Party Agreements and Rights. Executive represents to the Company that Executive's execution of this Agreement, Executive's employment with the Company and the performance of Executive's proposed duties for the Company and the Parent will not violate any obligations Executive may have to any employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

15. Litigation and Regulatory Cooperation. During and after Executive's employment, Executive shall reasonably cooperate with the Company and the Parent in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and/or the Parent which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company and/or the Parent at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company and the Parent in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his Base Compensation and Average Incentive Compensation) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 15, including, but not limited to, reasonable attorneys? fees and costs.

16. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

                                             CIRCOR INTERNATIONAL, INC.


                                             By: /S/  DEWAIN K. CROSS
                                                --------------------------------
                                                Dewain K. Cross
                                                Chairman, Compensation Committee
                                                Board of Directors

                                             CIRCOR, INC.


                                             By: /S/  KENNETH W. SMITH
                                                --------------------------------
                                                      Kenneth W. Smith
                                                      Vice President

                                             EXECUTIVE


                                                 /S/ DAVID A. BLOSS, SR.
                                                --------------------------------
                                                   David A. Bloss, Sr.
                                       16